EXHIBIT 11

PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Year Ended December 31,

	2005	2004	2003
(in millions, except per share amounts)
Net Income	$917	$4,504	$420
Less: distributed earnings to common shareholders	449	-	-
Undistributed earnings	468	4,504	420
Less: undistributed earnings (loss) from discontinued operations	13	684	(365)
Undistributed earnings before cumulative effect of changes in accounting principles	455	3,820	785
Less: undistributed loss from cumulative effect of changes in accounting principles	-	-	(6)
Undistributed earnings from continuing operations	$455	$3,820	$791

Common shareholder earnings
Basic
Distributed earnings to common shareholders	$449	$-	$-
Undistributed earnings allocated to common shareholders - continuing operations	433	3,646	754
Undistributed earnings (loss) allocated to common shareholders - discontinued operations	12	653	(348)
Undistributed earnings (loss) allocated to common shareholders - cumulative effect in change in accounting principles	-	-	(6)
Total common shareholders earnings, basic	$894	$4,299	$400
Diluted
Distributed earnings to common shareholders	$449	$-	$-
Undistributed earnings allocated to common shareholders - continuing operations	433	3,650	755
Undistributed earnings (loss) allocated to common shareholders - discontinued operations	12	653	(348)
Undistributed earnings (loss) allocated to common shareholders - cumulative effect of changes in accounting principles	-	-	(6)
Total common shareholders earnings, diluted	$894	$4,303	$401

Weighted average common shares outstanding, basic	372	398	385
9.50% Convertible Subordinated Notes	19	19	9
Weighted average common shares outstanding and participating securities, basic	391	417	404

Weighted average common shares outstanding, basic	372	398	385
Employee stock-based compensation and accelerated share repurchase program (1)	6	7	4
PG&E Corporation Warrants	-	2	5
Weighted average common shares outstanding, diluted	378	407	394
9.50% Convertible Subordinated Notes	19	19	19
Weighted average common shares outstanding and participating securities, diluted	397	426	413

Net earnings per common share, basic
Distributed earnings, basic (2)	$1.21	$-	$-
Undistributed earnings - continuing operations, basic	1.16	9.16	1.96
Undistributed earnings (loss) - discontinued operations, basic	0.03	1.64	(0.90)
Undistributed earnings (loss) - cumulative effect of changes in accounting principles	-	-	(0.01)
Rounding	-	-	(0.01)
Total	$2.40	$10.80	$1.04

Net earnings per common share, diluted
Distributed earnings, diluted	$1.19	$-	$-
Undistributed earnings - continuing operations, diluted	1.15	8.97	1.92
Undistributed earnings (loss) - discontinued operations, diluted	0.03	1.60	(0.88)
Undistributed earnings (loss) - cumulative effect of changes in accounting principles	-	-	(0.01)
Rounding	-	-	(0.01)
Total	$2.37	$10.57	$1.02

(1)    Includes approximately 2 million shares and 222,000 shares, respectively, of PG&E Corporation common stock potentially issuable in settlement of an obligation of PG&E Corporation of approximately $71million and $7.4 million, respectively, under an accelerated share repurchase agreement at December 31, 2005 and December 31, 2004, respectively. The remaining shares, approximately 4 million at December 31, 2005 and 6.8 million shares at December 31, 2004, are deemed to be outstanding per SFAS No. 128 for the purpose of calculating earnings per share.

(2)   Distributed earnings, basic differs from actual per share amounts paid as dividends as the earnings per share computation under GAAP requires that we use the weighted average, rather than the actual number of shares outstanding.